Exhibit 99.4
Consent of Daniel R. Hesse
     Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, I, Daniel R. Hesse, hereby consent to be named as a prospective director of New Clearwire Corporation in the Registration Statement on Form S-4 of New Clearwire Corporation, to be filed on or around August 20, 2008, and any subsequent amendments thereto.

/s/ Daniel R. Hesse
Daniel R. Hesse
Date: August 20, 2008